Exhibit 99.1

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	James Moniz, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com	email: jmoniz@nanometrics.com

Nanometrics Reports Second Quarter Financial Results

$50.8M in Revenues; 55% Gross Margin; 25% Operating Margin; GAAP EPS $0.51

MILPITAS, Calif., August 5, 2010 — Nanometrics Incorporated (Nasdaq: NANO), a leading provider of advanced process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics, today announced financial results for its fiscal second quarter ended July 3, 2010.

Highlights for the second quarter include:

•	Record revenues of $50.8 million, up 37% quarter-on-quarter and 250% year-on-year;

•	Gross margin of 55.1% including improved product gross margin of 57.6%;

•	Operating margin of 25.4%;

•	Record high quarterly earnings of $0.51 per diluted share;

•	Cash and equivalents increased $9.1 million over the first quarter of 2010, to $54.9 million;

•	Continued strong growth for the Atlas® thin film/optical critical dimension (OCD) system, with increased customer adoption, expanding applications and growing demand from all geographic regions; and

•	Accelerating growth for Overlay, Integrated Metrology® and high-brightness LED products.

Commenting on the second quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “Our second quarter results are testimony to the progress we have made against the operational and performance objectives we are consistently driving toward; namely: strengthening the competitiveness of our products to drive key customer wins and strong gross margin performance; improving our predictability by managing to a robust and sustainable business model; and demonstrating the operational leverage, profitability and cash flow ensuing from our greater scale and improved cost structure.

“Our operations team did a terrific job executing deliveries in response to widespread strength in customer demand. This was Nanometrics’ first $50 million quarter, exceeding our prior record revenue quarter by over 30%. The level of revenues reflects our strong position with numerous customers, across several geographic regions and all device types, including logic, DRAM, Flash and high-brightness LEDs. We are truly emerging as a critical supplier to most of the world’s leading chip companies, enabling their aggressive performance and cost objectives by addressing tough technological challenges with best-in-class, differentiated, optical metrology systems and solutions for advanced process control.

“Our position with leading logic and memory companies, which have been sizeable customers for us since mid-2009, will enable us to continue to benefit from planned capacity expansions, ramping of the next technology nodes and fan-outs of our tool-of-record designations. Our business pipeline is also benefiting from increased spending by other major semiconductor customers as well as contributions from our newer product offerings, which address rapidly-growing segments such as high-brightness LEDs and advanced wafer scale packaging.

“Our financial results for the second quarter were notable in that we achieved our long-standing profitability targets. While this is evidence that we have a talented and motivated team that can compete, manage and execute, we are also committed to further improve and deliver financial performance consistent with being a leader in the industry.”

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Second Quarter 2010 Summary

Revenues were $50.8 million, up 37% from $37.2 million in the first quarter of 2010 and up 250% from $14.5 million in the second quarter of 2009. Revenues consisted of $43.4 million in product revenues, which increased 52% over the prior quarter and 450% over the year-ago period, and $7.4 million in service revenues, which decreased 14% from the prior quarter and increased 12% over the year-ago period. Gross margin of 55.1% was roughly flat compared to 55.3% in the prior quarter primarily as a result of improved product gross margin offset by a lower mix of technology upgrades, and increased compared to 41.4% in the year-ago period primarily as a result of improved product gross margin, higher overall sales volume and improved factory absorption.

Total operating expenses were $15.1 million, up 4% from $14.6 million in the first quarter of 2010 and up 21% from $12.5 million in the year-ago period. The increase over prior periods primarily reflects the higher sales volume and increased levels of variable compensation expense. The increase over the second quarter of 2009 also reflects the added expenses relating to the acquisition of the Unifire business completed in June 2009 and the impact of a reduction in the number of unpaid employee days off.

Net income was $11.6 million, or $0.51 per diluted share, compared to net income of $5.9 million, or $0.26 per diluted share, in the first quarter of 2010 and a net loss of $7.0 million, or $0.38 per diluted share, in the second quarter of 2009, which included $2.3 million in restructuring and impairment charges. Non-GAAP operating income was $15.6 million, compared to non-GAAP operating income of $8.7 million in the prior quarter and non-GAAP operating loss of $2.3 million in the year-ago period.

Conference Call Details

A conference call to discuss second quarter results will be held today at 5:00 p.m. EDT (2:00 p.m. PDT). To participate in the conference call, the dial-in numbers are (877) 374-4041 for domestic callers and (253) 237-1156 for international callers. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

Financial results such as non-GAAP operating income, which exclude certain expenses, charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, as well as asset impairments, restructuring charges and other special items, to evaluate the company’s ongoing performance and cash flow from operations. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended July 3, 2010, the continued adoption and competitiveness of its products, the expansion of the company’s served markets and future revenue growth, profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including slower-than-anticipated market adoption, changes in product mix, a contraction in current levels of industry spending and increased operating expenses. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 2, 2010 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	July 3, 2010	January 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$54,903	$43,526
Accounts receivable, net of allowances of $54 and $241, respectively	34,959	23,047
Inventories	34,796	31,472
Inventories - delivered systems	8	1,175
Assets held for sale	—	220
Prepaid expenses and other	2,327	2,182
Deferred income tax assets	667	245

Total current assets	127,660	101,867
Property, plant and equipment, net	33,863	36,365
Intangible assets, net	6,267	7,067
Deferred income tax assets - long term	70	612
Other assets	1,270	1,559

Total assets	$169,130	$147,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,227	$5,762
Accrued payroll and related expenses	5,844	4,012
Deferred revenue	1,236	5,162
Other current liabilities	7,589	8,952
Income taxes payable	1,104	865
Current portion of debt obligations	355	343

Total current liabilities	24,355	25,096
Deferred revenue	2,280	646
Income taxes payable	692	—
Other long-term liabilities	2,239	2,235
Debt obligations due after one year	12,527	12,739

Total liabilities	42,093	40,716
Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares authorized; 21,847,660 and 21,506,791, respectively, outstanding	21	21
Additional paid-in capital	221,663	218,308
Accumulated deficit	(95,455)	(112,948)
Accumulated other comprehensive income	808	1,373

Total stockholders’ equity	127,037	106,754

Total liabilities and stockholders’ equity	$169,130	$147,470

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Net revenues:
Products	$43,404	$7,897	$71,952	$12,837
Service	7,431	6,620	16,048	11,737

Total net revenues	50,835	14,517	88,000	24,574

Costs of net revenues:
Cost of products	18,408	5,206	30,884	8,901
Cost of service	4,421	3,304	8,563	6,820

Total costs of net revenues	22,829	8,510	39,447	15,721

Gross profit	28,006	6,007	48,553	8,853
Operating expenses:
Research and development	4,931	3,055	9,501	6,294
Selling	5,372	3,258	10,089	6,873
General and administrative	4,357	3,488	8,938	7,460
Amortization of intangible assets	410	337	799	706
Asset impairment	44	1,899	388	1,899
Restructuring charge	—	445	—	1,134

Total operating expenses	15,114	12,482	29,715	24,366

Income (loss) from operations	12,892	(6,475)	18,838	(15,513)
Other income (expense):
Interest income	27	12	48	27
Interest expense	(384)	(281)	(837)	(547)
Other, net	222	(582)	758	(1,941)

Total other income (expense), net	(135)	(851)	(31)	(2,461)

Income (loss) before income taxes	12,757	(7,326)	18,807	(17,974)
Provision (benefit) for income taxes	1,190	(361)	1,314	(380)

Net income (loss)	$11,567	$(6,965)	$17,493	$(17,594)

Net income (loss) per share:
Basic	$0.53	$(0.38)	$0.81	$(0.95)

Diluted	$0.51	$(0.38)	$0.77	$(0.95)

Shares used in per share calculation:
Basic	21,672	18,526	21,605	18,470

Diluted	22,847	18,526	22,751	18,470

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share amounts)

(Unaudited)

	Three-Months Ended		Six-Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Income (loss) from operations	$12,892	$(6,475)	$18,838	$(15,513)

Non-GAAP Adjustments:
Amortization of intangible assets	410	337	799	706
Depreciation	754	663	1,588	1,426
Amortization of demonstration systems	333	418	619	703
Asset impairment	44	1,899	388	1,899
Stock-based compensation	1,202	403	2,131	721
Restructuring charge	—	445	—	1,134

Non-GAAP Operating Income (Loss)	$15,635	$(2,310)	$24,363	$(8,924)

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